Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-208202) of Match Group, Inc. of our reports dated February 28, 2017, with respect to the consolidated and combined financial statements and schedule of Match Group, Inc. and the effectiveness of internal control over financial reporting of Match Group Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ ERNST & YOUNG LLP

February 28, 2017
New York, New York